Exhibit 5.1

December 11, 2025

Osprey Bitcoin Trust

777 Brickell Avenue, Suite 500

Miami, FL 33131

Re:	Osprey Bitcoin Trust (OBTC)

Ladies and Gentlemen:

We have acted as counsel to Osprey Bitcoin Trust (the “Trust”), a Delaware statutory trust, in connection with the Trust’s registration statement on Form S-1 to be filed with the U.S. Securities and Exchange Commission (the “Commission”) on or about December 11, 2025 (the “Registration Statement”) for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”), shares of beneficial interest to be issued by the Trust (the “Shares”) and shares to be sold by the Selling Shareholders (the “Outstanding Shares”). You have requested that we deliver this opinion to you in connection with the Trust’s filing of the Registration Statement.

In connection with the furnishing of this opinion, we have examined the following documents:

(a)	A certificate of the Secretary of State of the State of Delaware (the “Delaware Secretary of State”), dated as of a recent date, as to the existence and good standing of the Trust;

(b)	A copy, certified by the Delaware Secretary of State, of the Trust’s Certificate of Trust, as filed with the Delaware Secretary of State on January 3, 2019 (the “Certificate of Trust”);

(c)	The Trust’s Declaration of Trust and Trust Agreement, dated January 3, 2019, by and among Osprey Funds, LLC, a Delaware limited liability company, as sponsor (the “Sponsor”), Delaware Trust Company, a Delaware corporation, as trustee, and the Unitholders from time to time thereunder (the “Initial Trust Agreement”);

(d)	The Trust’s Amended and Restated Declaration of Trust and Trust Agreement, dated as of May 20, 2020 by and among the Sponsor, Delaware Trust Company, a Delaware corporation, as trustee, and the Unitholders from time to time thereunder (the “First Amended Trust Agreement”);

(e)	The Trust’s Second Amended and Restated Declaration of Trust and Trust Agreement, dated as of November 1, 2020, by and among the Sponsor, Delaware Trust Company, a Delaware corporation, as trustee, and the Unitholders from time to time thereunder, as amended on April 15, 2022 and January 18, 2024 ( the “Second Amended and Restated Trust Agreement”, and collectively with the Initial Trust Agreement and First Amended Trust Agreement, the “Trust Agreement”);

Morgan, Lewis & Bockius LLP

1111 Pennsylvania Avenue, NW	+1.202.739.3000
Washington, DC 20004	+1.202.739.3001
United States

Osprey Bitcoin Trust

December 11, 2025

(f)	A form of the Third Amended and Restated Declaration of Trust and Trust Agreement of the Trust by and among the Sponsor, CSC Delaware Trust Company, a Delaware corporation, as trustee, and the Shareholders, from time to time thereunder (the “Third Amended and Restated Trust Agreement” and, together with the Trust Agreement, the “New Trust Agreement”);

(g)	A form of the Participant Agreement to be entered into by the Sponsor, acting in its capacity as Sponsor of the Trust, and U.S. Bancorp Fund Services, LLC (d/b/a U.S. Bank Global Fund Services), acting in its capacity as transfer agent of the Trust, and each authorized participant (the “Participant Agreement”);

(h)	A certificate executed by an authorized officer of the Sponsor certifying that it properly established the Trust, and that the issuance, offer and sale of Shares and Outstanding Shares of the Trust have been carried out in accordance with the Trust Agreement; and

(i)	A printer’s proof of the Registration Statement.

In such examination, we have assumed the genuineness of all signatures, including electronic signatures, the conformity to the originals of all documents reviewed by us as copies, including conformed copies, the authenticity and completeness of all original documents reviewed by us in original or copy form, and the legal competence of each individual executing any document and such individual’s authority to execute and deliver such document. We have assumed that the Registration Statement, as filed with the Commission, will be in substantially the form of the printer’s proof referred to in paragraph (i) above. We have assumed that the New Trust Agreement constitutes the entire agreement among the parties thereto with respect to the subject matter thereof, including, without limitation, the creation, operation, and termination of the Trust. We also have assumed for the purposes of this opinion that the Certificate of Trust and New Trust Agreement will not have been amended, modified, or withdrawn with respect to matters relating to the Shares, and will be in full force and effect on the date of the issuance of such Shares. We have assumed the due creation, due formation, or due organization, as applicable, and valid existence in good standing of each party to the documents (other than the Trust) examined by us under the laws of the jurisdiction governing its creation, formation or organization,

This opinion is based entirely on our review of the documents listed above and such other documents as we have deemed necessary or appropriate for the purposes of this opinion and such investigation of law as we have deemed necessary or appropriate. We have made no other review or investigation of any kind whatsoever, and we have assumed, without independent inquiry, the accuracy of the information set forth in such documents.

This opinion is limited solely to the Delaware Statutory Trust Act to the extent that the same may apply to or govern the transactions referred to herein, and we express no opinion with respect to the laws of any other jurisdiction or to any other laws of the State of Delaware. Further, we express no opinion as to any state or federal securities laws, including the securities laws of the State of Delaware. No opinion is given herein as to the choice of law or internal substantive rules of law that any tribunal may apply to such transactions. In addition, to the extent that the New Trust Agreement refers to, incorporates, or requires compliance with the Securities Act, or any other law or regulation applicable to the Trust, except for the Delaware Statutory Trust Act, we have assumed compliance by the Trust with the Securities Act and such other laws and regulations.

Osprey Bitcoin Trust

December 11, 2025

We understand that all of the foregoing assumptions and limitations are acceptable to you.

Based upon and subject to the foregoing and subject to the assumptions, exceptions, qualifications, and limitations set forth hereinbelow, it is our opinion that:

1.	the Trust is validly existing as a statutory trust under the Delaware Statutory Trust Act, 12 Del. C. § 3801 et seq. and has the power and authority to issue and deliver the Shares;

2.	the Shares, when issued and sold in accordance with the New Trust Agreement, Participant Agreement, and Registration Statement, will be validly issued, fully paid, and nonassessable beneficial interests in the Trust; and

3.	the Outstanding Shares have been validly issued and fully paid and are non-assessable.

This opinion is given as of the date hereof and we assume no obligation to update this opinion to reflect any changes in law or any other facts or circumstances which may hereafter come to our attention. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Registration Statement. In rendering this opinion and giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP